Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Record Quarterly Revenue of $6.2 Million
Reiterates Expectations for Revenue Growth of at Least 20% for Fiscal Year 2019

Hackensack, NJ – September 13, 2018 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in an end-to-end range of research and development technology solutions and services to improve the development and use of oncology drugs, today announced its financial results for the first fiscal quarter ended July 31, 2018.

First Quarter and Recent Business Highlights:

•	Record quarterly revenue of $6.2 million, an increase of 23.7% year-over-year

•	Record net income of $482,000, including stock-based compensation and depreciation

•	Granted Full Accreditation by the Association for Assessment and Accreditation of Laboratory Animal Care (AAALAC) International for its new facility located in Rockville, MD

•	Reiterated forecast of at least 20% revenue growth in fiscal 2019 and sustained, quarterly operational profitability
Ronnie Morris, CEO of Champions, commented, “As we expected, our upward revenue trajectory continued in the first quarter of fiscal 2019 with year-over-year growth above 20% as we build upon existing customer relationships and bring on new customers. Accordingly, we are increasingly optimistic about our fiscal 2019 outlook for annual revenue growth in excess of 20%."

David Miller, CFO of Champions added, “We have reached the inflection point where our growing sales volume and resulting revenues should consistently exceed our costs leading to operational profitability on a quarterly basis.”

Financial Results

For the first quarter of fiscal 2019, revenue increased 23.7% to $6.2 million compared to $5.0 million for the first quarter of fiscal 2018. Total operating expenses for the first quarter of fiscal 2019 were $5.74 million compared to $5.65 million for the first quarter of fiscal 2018, an increase of $92,000 or 1.63%.

For the first quarter of fiscal 2019, Champions reported income from operations of $481,000, including $83,000 in stock-based compensation and $118,000 in depreciation expenses, an improvement of $1.1 million or 177.7% compared to the loss from operations of $619,000, inclusive of $564,000 in stock-based compensation and $42,000 depreciation expenses, in the first quarter of fiscal 2018. Excluding stock-based compensation and depreciation, Champions reported income from operations of $681,000 for the first quarter of fiscal 2019 compared to a loss from operations, excluding stock-based compensation and depreciation, of $13,000 in the first quarter of fiscal 2018 an improvement of $694,000.

Exhibit 99.1

Cost of oncology solutions was $3.1 million for the three months ended July 31, 2018, an increase of $441,000, or 16.7% compared to $2.6 million for the three months ended July 31, 2017. The increase in cost of sales was due to an increase in TOS studies. For the three months ended July 31, 2018, gross margin was 50.5% compared to 47.5% for the three months ended July 31, 2017. Gross margin varies based on timing differences between expense and revenue recognition; however, the improvement can be attributed to leveraging the fixed cost component of cost of sales against a growing revenue base.

Research and development expense was $1.09 million for the three months ended July 31, 2018, a decrease of $30,000, or (2.7%), compared to $1.12 million for the three months ended July 31, 2017. Sales and marketing expense for the three months ended July 31, 2018 was $518,000, a decrease of $165,000, or (24.2%), compared to $683,000 for the three months ended July 31, 2017. The decrease is mainly due to a reduction in salary expenses. General and administrative expense was $1.1 million for the three months ended July 31, 2018 compared to $1.2 million for the three months ended July 31, 2017, a decrease of $154,000 or (12.7%).

Net cash generated was $160,000 for the three months ended July 31, 2018. Net cash used for the same period last year was $2.9 million. The improvement in cash flow is the result of revenue growth.

The Company ended the quarter with $1.0 million of cash and cash equivalents and reiterated its position that it does not need to raise capital to fund operations.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its first quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) 10 minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday, September 17, 2018 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three months ended July 31, 2018 and 2017. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology

Exhibit 99.1

platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2018 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended July 31,
	2018	2017
Net income (loss) - GAAP	$482	$(674)
Less:
Stock-based compensation	83	564
Net income (loss) - non-GAAP	$565	$(110)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2018	2017
EPS – GAAP	$0.04	$(0.06)
Less:
Effect of stock-based compensation on EPS	0.01	0.05
EPS - non-GAAP	$0.05	$(0.01)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended July 31,
	2018	2017
Oncology solutions	6,225	5,033

Total operating revenue	$6,225	$5,033
Cost of oncology solutions	3,083	2,642
Research and development	1,088	1,118
Sales and marketing	518	683
General and administrative	1,055	1,209
Income (Loss) from Operations	$481	$(619)
Other Income (Expense)	1	(51)
Net Income (Loss) before provision for income taxes	$482	$(670)
Income taxes	—	4
Net Income (Loss)	$482	$(674)

Condensed Consolidated Balance Sheets as of (Unaudited)

	July 31, 2018	April 30, 2018
Cash and cash equivalents	$1,016	$856
Accounts receivable	3,769	3,917
Other current assets	246	287
Total current assets	5,031	5,060

Restricted cash	150	150
Property and equipment, net	2,425	2,083
Other long term assets	116	116
Goodwill	669	669
Total assets	$8,391	$8,078

Accounts payable and accrued liabilities	$2,485	$2,723
Current portion of capital lease	137	26
Deferred revenue	4,263	4,704
Total current liabilities	6,885	7,453

Deferred rent	605	454
Capital lease, net of current portion	148	17
Other Non-current Liability	151	151
Total liabilities	7,789	8,075

Stockholders’ equity	602	3
Total liabilities and stockholders’ equity	$8,391	$8,078

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended July 31,
	2018	2017
Cash flows from operating activities:
Net Income (Loss)	$482	$(674)
Adjustments to reconcile net cash provided by (used in) operations:
Stock-based compensation expense	75	564
Issuance of common stock for services	8	—
Depreciation and amortization expense	118	42
Deferred Rent	151	—
Allowance for doubtful accounts	—	14
Changes in operating assets and liabilities	(498)	(1,894)
Net cash provided by (used in) operating activities	336	(1,948)

Cash flows from investing activities:
Purchases of property and equipment	(211)	(910)
Net cash used in investing activities:	(211)	(910)

Cash flows from financing activities:
Proceeds from the exercise of stock options	42	—
Capital lease payments	(7)	(7)
Net cash provided by (used in) financing activities:	35	(7)

Increase (decrease) in cash, cash equivalents and restricted cash	160	(2,865)
Cash, cash equivalents and restricted cash, beginning of period	1,006	3,445
Cash, cash equivalents and restricted cash, end of period	$1,166	$580